Rand Capital Announces Net Asset Value of $3.90, Two New Investments, and Continued Repurchase of Rand Shares

BUFFALO, NY -- (Marketwired - October 31, 2013) - Rand Capital Corporation ("Rand") (NASDAQ: RAND)

  Net Asset Value is $3.90 per share, compared to $3.93 in the prior quarter
  Notable investments during the quarter included $1,300,002 new investments in Intrinsiq Materials, Inc. and SciAps, Inc.
  Total assets of $32.7 million
  Rand repurchases 70,143 shares of its stock during the quarter, and increases buyback authorization up to 1,000,000 shares

Rand Capital Corporation ("Rand") (NASDAQ: RAND) announced its operating results ending September 30, 2013 with a net asset value of $3.90 per share, as compared to $3.93 in the prior quarter.

Rand invested $1,300,002 in two new companies:

  Intrinsiq Materials, Inc. (Rochester, NY) (www.intrinsiqmaterials.com) - Preferred equity investment of $600,002. Intrinsiq offers a variety of electronic ink, including screen-printable, and inkjetable copper ink, a silicon ink jet, and a nickel ink jet. They utilize a unique process in making nanomaterial based ink that allows you to use the ink in a room-temperature manufacturing environment on paper, plastics, metals, and more.
  SciAps, Inc. (Woburn, MA) (www.sciaps.com) - Equity investment of $700,000. SciAps is a hand held analytical instrumentation company specializing in durable, field tested, portable instruments utilizing Raman spectroscopy. These devices are used in law enforcement, mining, pharmaceutical and other industries.

Stock Repurchase - Rand has repurchased a total of 185,318 shares of its stock in 2013, at an average price $2.90, an approximate 26% discount from the September 30, 2013 Net Asset Value. The Corporation holds 438,116 shares in treasury and its Board of Directors renewed its share buyback authorization to increase its treasury stock holdings up to 1,000,000 shares through October 2014.

Allen F. Grum, President of Rand Capital, stated, "The businesses in Rand's portfolio continue to strengthen including record sales at Gemcor II, LLC (West Seneca, NY) (www.gemcor.com) for 2012; announcements by BinOptics Corporation (Ithaca, NY) (www.binoptics.com) regarding Silicon Photonics; and Liazon Corporation (Buffalo, NY) (www.liazon.com) which has experienced a 450% year-over-year increase in new users added to its platform, and has employees from more than 2,400 companies enrolled. We are pleased to assist and participate in the growth of our portfolio and these exciting companies.

"We continued to repurchase our own shares as an effective way to return capital to our shareholders and increase net asset value. The Board of Directors has renewed its share buyback authorization for up to 1 million shares, of which we have repurchased 438,116 shares to date at a discount to our net asset value."

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL
Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

Investor Contact:
Allen F. Grum
President
716-853-0802
pgrum@randcapital.com